Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors)	Tony Loke (Media)
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Provides Update on Collaboration with Boehringer Ingelheim

CAMBRIDGE, MA, February 9, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Boehringer Ingelheim – one of ImmunoGen’s collaborative partners – has decided to discontinue its development of bivatuzumab mertansine, but is retaining its right to use ImmunoGen’s DM1 Tumor-Activated Prodrug (TAP) technology for a different antigen target.

Bivatuzumab mertansine consists of the Boehringer Ingelheim anti-CD44v6 antibody, bivatuzumab, and ImmunoGen’s DM1 cytotoxic agent, mertansine.  Development of bivatuzumab mertansine was discontinued due to the occurrence of skin toxicity in Phase 1 clinical trials in patients with advanced carcinoma. CD44v6 is expressed on various carcinomas, including squamous cell carcinomas and a proportion of adenocarcinomas. Published data indicate that the CD44v6 antigen also is expressed on normal proliferating epidermal cells.

In 2001, Boehringer Ingelheim licensed the right to use ImmunoGen’s DM1 TAP technology. Under this agreement, Boehringer Ingelheim can use ImmunoGen’s DM1 to create an anticancer compound to a different antigen target in the event that Boehringer Ingelheim chooses to discontinue development of an anti-CD44 TAP compound at an early stage.

Mitchel Sayare, Ph.D., ImmunoGen Chairman and CEO, said, “Through our own product programs and those of our many partners, a number of TAP compounds are in development – compounds that target a diverse set of antigens – to treat many different types of cancers. While we are disappointed that bivatuzumab mertansine will no longer be developed, we recognize that only a fraction of the potential new therapeutics that begin clinical testing ever make it to market.”

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses cancer-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor, Biogen Idec, Genentech,

Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, Abgenix, and sanofi-aventis have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huC242-DM4 and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.